Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Third Quarter Loss

HOUMA, La.--(BUSINESS WIRE)--October 25, 2012--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net loss of $10.4 million ($.72 diluted loss per share) on revenue of $141.8 million for its third quarter ended September 30, 2012, compared to net income of $1.6 million ($.11 diluted EPS) on revenue of $85.8 million for the third quarter ended September 30, 2011. Net income for the nine months ended September 30, 2012 was $4.0 million ($.28 diluted EPS) on revenue of $392.1 million, compared to the net loss of $3.6 million ($.25 diluted loss per share) on revenue of $219.4 million for the nine months ended September 30, 2011.

The Company had a revenue backlog of $376.1 million and a labor backlog of approximately 2.9 million man-hours at September 30, 2012, including commitments received through October 25, 2012 and excluding backlog of $30.0 million relating to a suspended project, compared to a revenue backlog of $614.5 million and a labor backlog of 4.6 million man-hours reported as of December 31, 2011. We exclude suspended projects from contract backlog because resumption of work and timing of backlog revenues are difficult to predict.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	September 30,	December 31,
	2012	2011
Cash, cash equivalents and short-term investments	$26,366	$55,287
Total current assets	184,966	177,913
Property, plant and equipment,net	226,155	216,722
Total assets	412,458	395,935
Total current liabilities	93,624	75,987
Debt	0	0
Shareholders' equity	282,667	282,799
Total liabilities and shareholders' equity	412,458	395,935

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, October 26, 2012 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended September 30, 2012. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.204.4394. A digital rebroadcast of the call is available two hours after the call and ending November 2, 2012 by dialing 1.888.203.1112, replay passcode: 5158427.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include: jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”), “SPARs”, “FPSOs” and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

Business Update

Significant Contract Loss

We recognized contract losses of $20.6 million and $1.8 million in the three-month periods ended September 30, 2012 and 2011, respectively, which resulted in an unfavorable reduction in gross margin during such periods of $26.8 million and $1.8 million, respectively, as required under the accounting for loss contracts under percentage of completion accounting. We recognized contract losses of $21.2 million and $2.4 million in the nine-month periods ended September 30, 2012 and 2011, respectively. The losses recognized in the three-month and nine-month periods ending September 30, 2012 were mainly due to the increase in estimated man-hours to complete one of our major deepwater contracts. We believe these increased man-hours are primarily driven by revisions and delivery delays to specifications and designs by our customer in the third quarter of 2012 causing out-of-sequence work schedules to be used while executing the project. We have notified our customer of what we believe is our right to recover the costs and lost profits caused by these customer revisions and delays. The customer extended delivery of the first phase of the project as a result of their revisions and we are actively negotiating the recoverable amount with such customer. Any future deliverable delays or project revisions could result in future revisions to contract estimates and may be subject to our claim. No revenues for this claim have been recorded as of September 30, 2012. Any agreed upon recoverable amounts will be recorded in revenue in the periods when such agreement is reached between us and our customer.

Customer Requested Slowdown of Work

On July 13, 2012, we received notice from our customer, Bluewater Industries (“Bluewater”), requesting (i) a slowdown of work on ATP Oil & Gas (UK) Limited’s (“ATP UK’s”) Cheviot project ordered pursuant to a master service contract between Bluewater and the Company (the “Contract”), and (ii) an amendment to the scheduled payment terms under the Contract. On August 16, 2012, we entered into a binding agreement (the “Agreement”) with Bluewater, an engineering consulting firm engaged by ATP UK to oversee the fabrication of the Cheviot project, to amend and restate the Contract and suspend the project. Among other things, the Agreement outlines the revised payment terms for the contracts receivable balance (the “Balance”) and the limitations on Bluewater’s ability to request an extended suspension of work. Specifically, Bluewater must pay $200,000 on or before the last day of each calendar month until February 28, 2013, with the remaining outstanding Balance due on or before March 31, 2013. In addition, if Bluewater has fully paid the Balance on or prior to March 31, 2013, Bluewater has the option to extend the suspension of work on the Cheviot project to June 30, 2013, after which Bluewater will have no further rights to request a suspension of work under the Contract pursuant to the Agreement. If Bluewater fails to make timely payments pursuant to the revised payment plan, we have the right to terminate the Contract, and we will continue to retain title to any project deliverables pursuant to the Agreement.

On August 17, 2012, ATP Oil & Gas, Inc. (“ATP”), the parent company of ATP UK, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. Although ATP is not our customer and ATP UK is not a party to the bankruptcy, we believe ATP has historically financed the operations of its subsidiaries, including ATP UK. We believe Bluewater’s ability to continue to meet its obligations under the Agreement, including payment of the outstanding Balance on or before March 31, 2013, largely depends on ATP UK’s ability to fund the Cheviot project.

As of September 30, 2012, $56.7 million has been billed on the Cheviot project and its outstanding contracts receivable balance was approximately $32.1 million. All installments due under the Agreement have been paid to-date. Our work under our Contract is suspended and will remain suspended until the outstanding Balance is paid, based on our Agreement with Bluewater. Although it is too early to determine the ultimate outcome of the impact of ATP’s bankruptcy on the Cheviot project, in the event Bluewater is unable to comply with its obligations under the Agreement and the Contract is terminated, we will retain title to all project deliverables. Given the suspension of the project and the uncertainty around ATP's bankruptcy, events in the future could change the timing and amount of the remaining contract price we ultimately recover.

Status of Graving Dock Repairs

The graving dock at our Texas facility has been drained and we have commenced the necessary repairs. The current estimated cost to repair the graving dock slab is $7.5 million, all of which will be covered by insurance. We expect to collect all amounts associated with the slab repair in the fourth quarter of 2012. As of September 30, 2012, we have recorded $2.7 million in other current assets for recoverable repair expenses under this claim, net of related deductibles.

Cautionary Notice Regarding Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. No assurances can be given regarding the future performance of the Company. The Company wishes to advise readers that factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically declines any obligation, to update any forward-looking statements to reflect events or circumstances occurring after the date such statements are made.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenue	$141,793	$85,827	$392,103	$219,426
Cost of revenue:
Contract costs	145,688	81,823	369,425	212,454
Anticipated loss on contract	9,484	-	9,484	-
Asset impairments	-	-	-	7,690
Total cost of revenue	155,172	81,823	378,909	220,144
Gross profit (loss)	(13,379)	4,004	13,194	(718)
General and administrative expenses	1,983	1,910	7,177	5,804
Operating income (loss)	(15,362)	2,094	6,017	(6,522)

Other income (expense):
Interest expense	(19)	(48)	(138)	(102)
Interest income	113	378	541	549
Other	54	89	139	317
	148	419	542	764

Income (loss) before income taxes	(15,214)	2,513	6,559	(5,758)

Income taxes	(4,842)	954	2,560	(2,188)

Net income (loss)	$(10,372)	$1,559	$3,999	$(3,570)

Per share data:

Basic earnings (loss) per share - common shareholders	$(0.72)	$0.11	$0.28	$(0.25)

Diluted earnings (loss) per share - common shareholders	$(0.72)	$0.11	$0.28	$(0.25)

Weighted-average shares	14,408	14,351	14,393	14,347
Effect of dilutive securities: employee stock options	-	25	24	-
Adjusted weighted-average shares	14,408	14,376	14,417	14,347

Depreciation and amortization included in expense above	$5,982	$5,159	$17,415	$15,215

Cash dividend declared per common share	$0.10	$0.06	$0.30	$0.18

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Roy F. Breerwood, III, 985-872-2100
Chief Financial Officer